Exhibit 3.291

ARTICLES OF ORGANIZATION

OF

SHERIDAN MORSE HEALTHCARE OF MASSACHUSETTS, P.C.

(A Massachusetts Professional Corporation pursuant to the

General Laws of Massachusetts, Chapter 1560)

ARTICLE I

The exact name of the professional corporation shall be Sheridan Morse Healthcare of Massachusetts, P.C. (the “Corporation”)

ARTICLE II

The purpose of the Corporation is to engage in the provision of professional medical services through physicians licensed under the laws of the Commonwealth of Massachusetts. In furtherance of the corporate purpose, the Corporation shall have all of the general powers conferred upon corporations organized under the General Laws of Massachusetts, subject to the limitations thereof.

ARTICLE III

The Corporation shall be authorized to issue an aggregate of One Thousand (1,000) shares, all of which shall be designated Common Stock, at a par value of one cent ($.01).

ARTICLE IV

The Corporation shall only issue shares of Common Stock, without preferences or limitations, to physicians licensed under the laws of the Commonwealth of Massachusetts There shall be no requirements as to the type or minimum amount of consideration to be received for the shares.

ARTICLE V

There shall be no restrictions or limitation on the transfer of shares of Common Stock of the Corporation.

ARTICLE VI

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Massachusetts law.

ARTICLE VII

The effective date of organization of the Corporation shall be the date and time upon which the Articles of Organization are deemed filed by the Secretary of the Commonwealth.

ARTICLE VIII

a.	The street address of the initial Registered Office of the Corporation in the Commonwealth shall be 155 Federal Street, Suite 700, Boston, Massachusetts 02110.

b.	The name of the initial Registered Agent at the Registered Office shall be CT Corporation System.

c.	The name and address of the individual who shall serve as the initial Shareholder, Director and President/Secretary/Treasurer is: David S. Morse, MD, 16014 Laurel Creek Drive, Delray Beach, FL 33446.

d.	The year end of the Corporation shall be December 31.

e.	The purpose of the Corporation is to engage in the practice of medicine through physicians licensed under the laws of the Commonwealth of Massachusetts.

f.	The street address of the Principal Office of the Corporation shall be 1613 North Harrison Parkway, Suite 200, Sunrise, FL 33323.

g.	The street address where the records of the Corporation will be located shall be Two Park Plaza, Boston, MA 02116, which is the office of the Assistant Secretary of the Corporation.

ARTICLE IX

INDEMNIFICATION

The Corporation shall indemnify and hold harmless any current or former director or officer of the Corporation in connection with a proceeding arising out of his or her service, to the fullest extent permitted by and in accordance with, Chapter 156D, Section 8.51 of the General Laws of Massachusetts. If the General Laws of Massachusetts are subsequently amended to authorize corporate action further expanding the power of the Corporation to indemnify its directors and officers, then the Corporation shall indemnify its directors and officers to the fullest extent permitted by the General Laws of Massachusetts, as so amended from time to time. No amendment or repeal of Chapter 156D, Section 8.51 of the General Laws of Massachusetts shall adversely affect any of the rights or protection afforded to any director or officer of the Corporation for or with respect to any proceedings arising out of his or her service occurring prior to such amendment or repeal.

A Certificate of the Board of Registration in Medicine verifying the Incorporator’s Massachusetts Medical License is attached to and made a part of these Articles of Organization.

IN WITNESS WHEREOF, the undersigned Sole Incorporator has executed these Articles of Organization this 19th day of December, 2007.

/s/ David S. Morse
David S. Morse, MD
License No. 74582

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburron Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	FORM MUST BE TYPED

Certificate by Regulatory Board**

(General Laws, Chapter 112 or 221)

In compliance with General Laws, Chapter 156A, Section 7, the Board of Registration in Medicine hereby certifies that in connection with the incorporation of Sheridan Morse Healthcare of Massachusetts, P.C., a professional corporation formed to render medical services, the below listed incorporators, officers, directors, and shareholders are duly licensed or admitted to practice the profession listed above.

INCORPORATORS	RESIDENTIAL ADDRESS

David S. Morse, MD	16014 Laurel Creek Drive, Delray Beach, FL 33448

OFFICERS	RESIDENTIAL ADDRESS

David S. Morse, MD President, Secretary and Treasurer	16014 Laurel Creek Drive, Delray Beach, FL 33448

DIRECTORS	RESIDENTIAL ADDRESS

David S. Morse, MD	16014 Laurel Creak Drive, Delray Beach, FL 33448

SHAREHOLDERS	RESIDENTIAL ADDRESS

David S. Morse, MD	16014 Laurel Creek Drive, Delray Beach, FL 33446

SIGNED this 12th day of December, 2007 by /s/ David S. Morse, MD, *Chairman / *Clerk

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth, Corporations Division

One Ashburton Place, 17th floor

Boston, Massachusetts 02108-1512

Telephone: (617) 727-9640

Articles of Amendment

(General Laws, Chapter 156D, Section 10.06; 950 CMR 113.34)

Federal Employer Identification Number: 000966869 (must be 9 digits)

1.	Exact name of corporation: SHERIDAN MORSE HEALTHCARE OF MASSACHUSETTS, P.C.
2.	Registered office address: 1613 NORTH HARRISON PARKWAY, SUITE 200 SUNRISE, FL 33323 USA

These Articles of Amendment affecting article(s):

X Article 1	Article 2	Article 3	Article 4	Article 5	Article 6

(Specify the number(s) of articles being amended (I-IV))

4.	Date adopted: 8/26/2009
5.	Approved by:

     the incorporators.

or

X the board of directors without shareholder approval and shareholder approval was not required.

or

     the board of directors and the shareholders in the manner required by law and the articles of organization.

6.	State article number and text of the amendment.

ARTICLE I

The exact name of the corporation, as amended, is:

(Do not state Article I if it has not been amended.)

SHERIDAN HEALTHCARE OF MASSACHUSETTS, P.C.

ARTICLE II

The purpose of the corporation, as amended, is to engage in the following business activities:

(Do not state Article II if it has not been amended.)

ARTICLE III

Amendments to Article III cannot be filed on-line at this time

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class, if amended. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the Business Entity must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

(Do not state Article IV if it has not been amended.)

ARTICLE V

As amended, the restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are

ARTICLE VI

As amended, other lawful provisions for the conduct and regulation of the business and affairs of the business entity, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the business entity, or of its directors or stockholders, or of any class of stockholders:

(Do not state Article VI if it has not been amended.)

The amendment shall be effective at the time and on the date approved by the Division, unless, a later effective date not more than ninety days from the date and time of filing is specified:

Later Effective Date: Time:

Signed by DAVID S. MORSE, MD, its PRESIDENT

on this 26 Day of August, 2009